Exhibit 99.1

Press Release

INTERACTIVE DATA REPORTS SECOND-QUARTER 2006 RESULTS
BEDFORD, Mass — July 27, 2006 — Interactive Data Corporation (NYSE: IDC) today reported its financial results for the second quarter ended June 30, 2006. Second-quarter 2006 revenue grew 13.7% to $151.2 million from $133.0 million in the second quarter of 2005. Net income for the second quarter of 2006 was $21.9 million, or $0.23 per diluted share, which includes $2.0 million of after-tax, stock-based compensation expense associated with the adoption of Financial Accounting Standards Board Statement No. 123(R) (FAS 123R), compared with $22.4 million, or $0.23 per diluted share, in the same quarter last year.
“Our second-quarter 2006 results demonstrate steady progress in expanding our business globally as well as in advancing initiatives we believe are fundamental to driving long-term growth and generating higher levels of profitability,” stated Stuart Clark, president and chief executive officer. “Our revenue growth in the second quarter of 2006 primarily reflects the contribution from acquisitions plus organic expansion within FT Interactive Data. Our second-quarter 2006 net income reflects the after-tax impact associated with the adoption of FAS 123R and a higher effective tax rate.”
Clark continued, “During the second quarter of 2006, we achieved a number of important operational objectives in terms of expanding major customer relationships in North America and Europe, advancing key product development projects, integrating our recent acquisitions and strengthening our management team. Within the Institutional Services segment, we are successfully identifying and pursuing cross-selling opportunities to further increase our business within our largest accounts. Renewal rates for our institutionally oriented businesses remained approximately 95%. Within the Active Trader Services segment, eSignal continued to expand its direct subscriber base while also enhancing its family of financial websites.”
Other Second-quarter and Recent Operating and Financial Highlights
Effects of Foreign Exchange:
•	Interactive Data’s second-quarter 2006 revenue was negatively impacted by $0.5 million due to the effects of foreign exchange. Second-quarter 2006 revenue before the effects of foreign exchange grew by $18.6 million, or 14.0%, over the comparable period in 2005. Total costs and expenses in the second quarter of 2006 were positively impacted by $0.4 million due to the effects of foreign exchange. Second-quarter 2006 total costs and expenses before the effects of foreign exchange increased by $18.3 million, or 18.7%, over the second quarter of 2005.
Institutional Services Segment:
•	FT Interactive Data’s second-quarter 2006 revenue of $92.8 million grew 5.8% over the prior year’s second quarter (or an increase of 6.2% before the effects of foreign exchange). North American revenue for the second quarter of 2006 increased 6.6% over the prior year’s second quarter primarily as a result of demand for evaluated services and related reference data. Second-quarter 2006 European revenue increased by 3.3% (or increased 4.9% before the effects of foreign exchange) from the second quarter of last year. During the second quarter of 2006, FT Interactive Data announced access to independent valuations of credit default swap index trades. FT Interactive Data’s Asia-Pacific second-quarter 2006 revenue increased 3.2% (or increased 5.3% before the effects of foreign exchange) compared with the prior year’s second quarter.

Interactive Data Corporation Q206 Financial Results/2
•	ComStock generated second-quarter 2006 revenue of $30.3 million, an increase of 53.4% over the same quarter last year (or an increase of 54.0% before the effects of foreign exchange). In July 2006, Interactive Data formed Interactive Data Managed Solutions, which is based on the offerings and technology of the IS.Teledata business that was acquired in mid-December 2005. ComStock’s 2006 second-quarter revenue includes $12.0 million from Interactive Data Managed Solutions. In addition, $1.1 million in revenue associated with Interactive Data Managed Solutions that was deferred in the first quarter of 2006 was recognized in the second quarter of 2006. During the second quarter of 2006, ComStock expanded access to its offerings through an alliance with BT Radianz and strengthened its US sales organization with the addition of a number of experienced sales professionals.

•	CMS BondEdge’s revenue for the second quarter of 2006 of $8.1 million was essentially flat compared with last year’s second quarter. CMS BondEdge’s second-quarter 2006 performance was highlighted by 8 new client installations and the introduction of a new fixed income analytical datafeed service that enables clients to directly access state-of-the-art fixed income risk measures for use in a variety of middle and back-office applications.
Active Trader Services Segment:
•	eSignal’s second-quarter 2006 revenue of $20.0 million increased 15.1% over 2005’s second-quarter revenue (or an increase of 15.2% before the effects of foreign exchange). The increase reflects the $3.1 million contribution of Quote.com, which was acquired in early March 2006. eSignal ended the second quarter of 2006 with nearly 61,300 direct subscription terminals, which includes approximately 13,500 direct subscription terminals for Quote.com-related services. Excluding the contribution from Quote.com, eSignal’s revenue in the second quarter of 2006 declined slightly compared with the same quarter one year ago. During the second quarter of 2006, eSignal continued to enhance its existing active trader services and expand its redistribution network by developing customized offerings for MoneyAM, a leading financial website for UK investors, and the Chicago Mercantile Exchange, one of the world’s oldest and most diverse financial exchanges. eSignal also made progress with the integration of the Quote.com businesses and expanding online advertising across its family of financial websites.
Capital Expenditures:
•	Approximately $3.4 million, or 37%, of the $9.3 million in second-quarter 2006 capital expenditures were associated with facility relocation activities.
Six-Month Results
•	For the six months ended June 30, 2006, Interactive Data reported revenue of $294.6 million versus $272.7 million for the comparable period in 2005, an increase of $21.9 million, or 8.0%. Total costs and expenses rose 12.9%, or $26.0 million, to $227.3 million in the first six months of 2006. Pre-tax stock-based compensation expense associated with the adoption of FAS 123R during the first six months of 2006 was $6.8 million. Income from operations for the first six months of 2006 declined by 5.7% to $67.3 million from the same period last year. Net income for the first six months of 2006 declined 9.4% to $41.8 million, or $0.44 per diluted share, from $46.1 million, or $0.48 per diluted share, in the comparable period of 2005. The tax rate for the first six months of 2006 was 40.2% compared with 37.3% in the same period last year or 36.9% for the full year 2005.

Interactive Data Corporation Q206 Financial Results/3
Cash Position and Stock Buyback Activities:
•	As of June 30, 2006, Interactive Data had no outstanding debt and had cash, cash equivalents and marketable securities of $185.7 million. On May 30, 2006, Interactive Data expanded its existing June 2005 share buyback program by an additional one million shares of its common stock. During the second quarter, Interactive Data repurchased a total of 973,400 shares at an average price of $20.12 per share during the second quarter of 2006. Entering the third quarter of 2006, 226,600 shares of common stock remained available for repurchase under the Company’s current stock buyback program.
New Chief Financial Officer
•	In mid-June 2006, as previously announced, Andrew J. Hajducky III joined Interactive Data as executive vice president, chief financial officer and treasurer. He succeeded Steven G. Crane, who as planned, became president of the FT Interactive Data business.
Outlook
We anticipate that market conditions in the second half of 2006 will be similar to those experienced in recent quarters. We believe that spending on market data and related services by customers in the financial services industry will continue to be influenced by their focus on cost containment initiatives. Based on the results to date and current outlook for the balance of the year, we now expect that 2006 revenue growth will be in the range of 12-13%, versus original guidance for revenue growth in the mid-teens. We expect that 2006 net income will decline slightly versus 2005 as a result of recording $8.0 million to $10.0 million of estimated after-tax, stock-based compensation expenses associated with the adoption of FAS 123R. The effective tax rate for 2006 is now expected to be in the range 39.5% to 40.5% versus original guidance of 38.0% to 39.5% primarily due to expected changes in the geographic source of our pre-tax profits. We now anticipate that non-GAAP income from operations, which excludes the impact of FAS123R, will grow in the 7-9% range in 2006 versus original guidance for non-GAAP income from operations that ranged from high single-digit to low double-digit growth.
2006 capital expenditures are expected to be in the range of $40.0 million to $43.0 million. This includes capital expenditures of approximately $10.0 million to $12.0 million associated with the planned relocation of Interactive Data’s corporate headquarters in Bedford, Massachusetts and ComStock’s Harrison, New York facility during the year. Approximately 50% of the capital expenditures associated with these facility activities will be reimbursed by the landlords of these facilities during 2006.
Conference Call Information
Interactive Data Corporation’s management will conduct a conference call on Thursday, July 27, at 11:00 a.m. Eastern Time to discuss the second-quarter 2006 results, related financial and statistical information, and additional business matters. The dial-in number for the conference call is (706) 679-4631 and the related access code is 2518219. A live webcast of the conference call, along with related slides, will be broadcast on the investor relations section of the Company’s Web site at www.interactivedata.com and through www.streetevents.com. To listen, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will be available from July 27 at 2:00 p.m. until Thursday, August 10, 2006 at 2:00 p.m., and can be accessed by dialing (706) 645-9291 or (800) 642-1687, using access code 2518219. A replay of the call, the related slides and other financial and statistical information presented on the conference call will also be available on the investor relations section of the Company’s Web site at www.interactivedata.com after the call is completed. The web site is not incorporated by reference into this press release.

Interactive Data Corporation Q206 Financial Results/4
Non-GAAP Information
In an effort to provide investors with additional information regarding our results on a generally accepted accounting principles (GAAP) basis, we also disclose the following non-GAAP information, which management believes provides the following useful information to investors:
•	Management refers to growth rates at constant foreign currency exchange rates so that business results can be viewed without the impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of our underlying business. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower than growth reported at actual exchange rates.

•	Management includes information regarding organic revenue growth, which excludes the contribution of businesses acquired or closed during the past 12 months, related intercompany eliminations, the effects of foreign currency exchange rates and the recognition of revenue deferred in prior quarters because management believes that facilitating period-to-period comparisons of our organic revenue growth on a constant dollar basis better reflects actual trends. As part of determining organic growth, management refers to revenue for our FT Interactive Data, ComStock, CMS BondEdge, and eSignal businesses. Management uses such information for evaluating its business, and for forecasting and planning purposes. In addition, since we have historically reported revenue for these businesses to the investment community as part of our reports on Form 10-K and Form 10-Q, we believe that continuing to offer such information provides consistency in our financial reporting.

•	Management includes information regarding core total costs and expenses which excludes total costs and expenses associated with businesses acquired or closed during the past 12 months, and the effects of foreign exchange and the recognition of costs and expenses deferred in prior quarters, because management believes changes in our core total costs and expenses on a constant dollar basis better reflect actual trends in the core businesses.

•	Management includes information regarding core operating profit, which excludes revenue and costs and expenses associated with acquired or closed businesses during the past 12 months, intercompany eliminations, the effects of foreign exchange and the recognition of revenue and costs and expenses deferred in prior periods because management believes changes in our core operating profit on a constant dollar basis better reflect actual trends in the core businesses.

•	Management refers to non-GAAP income from operations, which excludes the estimated impact of the adoption of Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payment,” because our historical financial performance did not include this expense. As a result, we believe that continuing to offer such information about our financial performance provides consistency in our financial reporting.
The above measures are non-GAAP financial measures and should not be considered in isolation from (and are not intended to represent an alternative measure of) revenue, total costs and expenses, earnings or cash flows provided by operating activities, each as determined in accordance with GAAP. In addition, the above measures may not be comparable to similarly titled measures reported by other companies.

Interactive Data Corporation Q206 Financial Results/5
Forward-looking and Cautionary Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act and laws. Forward-looking statements include our statements discussing our goals, beliefs, strategies, objectives, plans, future financial conditions, results of operations and cash flows or projections, including those appearing under the heading “Outlook,” those statements about expected market conditions, our expected growth and profitability, and planned product and service developments, sales pipelines, and potential alliances and acquisitions. These statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the presence of competitors with greater financial resources than ours and their strategic response to our services and offerings; (ii) the possibility of a prolonged outage or other major unexpected operational difficulty at any of our key facilities; (iii) our ability to maintain relationships with our key suppliers and providers of financial market data; (iv) our ability to maintain our relationships with service bureaus and custodian banks; (v) a decline in activity levels in the securities markets; (vi) consolidation of financial services companies, both within an industry and across industries; (vii) the continuing impact of cost-containment pressures across the industries we serve; (viii) new offerings by competitors or new technologies that could cause our offerings or services to become less competitive or obsolete; (ix) our ability to develop new and enhanced service offerings and our ability to market and sell those new and enhanced offerings successfully to new and existing customers; (x) our ability to negotiate and enter into strategic alliances or acquisitions on favorable terms, if at all; (xi) our ability to derive the anticipated benefits from our strategic alliances or acquisitions in the desired time frame, if at all; (xii) potential regulatory investigations of us or our customers relating to our services; (xiii) the regulatory requirements applicable to our business, including our FT Interactive Data Corporation subsidiary, which is a registered investment adviser; (xiv) our ability to attract and retain key personnel; (xv) the ability of our majority shareholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; and (xvi) other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements.
About Interactive Data Corporation
Interactive Data Corporation (NYSE: IDC) is a leading global provider of financial market data, analytics and related services to financial institutions, active traders and individual investors. The Company’s businesses supply time-sensitive pricing, evaluations, dividend, corporate action and reference data for more than 3.5 million securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial service and software companies subscribe to the Company’s services in support of their trading, analysis, portfolio management and valuation activities. Through its businesses, FT Interactive Data, ComStock, CMS BondEdge and eSignal, Interactive Data has approximately 2,200 employees in offices located throughout North America, Europe, Asia and Australia, and is headquartered in Bedford, MA. Pearson plc (NYSE: PSO; LSE:PSON), an international media company whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, owns approximately 62 percent of the outstanding common stock of Interactive Data Corporation. For more information, please visit www.interactivedata.com.
The FT Interactive Data business includes FT Interactive Data Corporation, a Delaware corporation. The ComStock business includes ComStock, Inc., a New York corporation.

COMPANY CONTACTS
Investors:	Media:
Andrew Kramer	John Coffey
Director of Investor Relations	Manager, Public Relations
781-687-8306	781-687-8148
andrew.kramer@interactivedata.com	john.coffey@interactivedata.com

Interactive Data Corporation Q206 Financial Results/6
INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands except per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2006	2005	Change	2006	2005	Change

REVENUE	$151,166	$132,998	13.7%	$294,595	$272,650	8.0%

COSTS & EXPENSES
Cost of services*	49,196	41,842	17.6%	98,465	83,670	17.7%
Selling, general & administrative*	54,767	46,250	18.4%	105,552	97,913	7.8%
Depreciation	5,336	4,584	16.4%	10,621	9,143	16.2%
Amortization	6,498	5,168	25.7%	12,695	10,612	19.6%

Total costs & expenses	115,797	97,844	18.3%	227,333	201,338	12.9%

INCOME FROM OPERATIONS	35,369	35,154	0.6%	67,262	71,312	-5.7%

Other income, net	1,406	1,165	20.7%	2,599	2,179	19.3%

INCOME BEFORE INCOME TAXES	36,775	36,319	1.3%	69,861	73,491	-4.9%
Income Tax expense	14,826	13,897	6.7%	28,090	27,396	2.5%

NET INCOME	$21,949	$22,422	-2.1%	$41,771	$46,095	-9.4%

NET INCOME PER SHARE
Basic	$0.23	$0.24	-4.2%	$0.45	$0.49	-8.2%
Diluted	$0.23	$0.23	0.0%	$0.44	$0.48	-8.3%
Cash dividends declared per common share	$—	$0.80	—	$—	$0.80	—

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	93,510	93,125	0.4%	93,484	93,181	0.3%
Diluted	95,815	95,818	0.0%	95,863	95,959	-0.1%

	Three Months Ended		Six Months Ended
* Includes incremental stock-based compensation expense related	June 30,		June 30,
to the adoption of FAS 123R of:	2006	2005	2006	2005
Cost of services	$1,372	$—	$2,759	$—
Selling, general & administrative	1,898	—	4,077	—

Total	$3,270	$—	$6,836	$—

Interactive Data Corporation Q206 Financial Results/7
INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2006	2005
ASSETS	Unaudited

Current Assets:
Cash and cash equivalents	$147,633	$147,368
Marketable securities	38,077	25,019
Accounts receivable, net	88,798	84,553
Interest receivable	1,415	751
Prepaid expenses and other current assets	12,356	10,458
Deferred income taxes	1,699	1,509

Total current assets	289,978	269,658

Property and equipment, net	69,976	64,252
Goodwill	526,971	480,179
Other intangible assets, net	180,583	182,156
Other assets	664	675

Total Assets	$1,068,172	$996,920

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable, trade	$18,585	$18,032
Payable to affiliates	1,831	892
Accrued liabilities	60,509	68,747
Income taxes payable	8,761	2,045
Deferred revenue	31,190	23,988

Total current liabilities	120,876	113,704

Deferred tax liabilities	36,888	23,864
Other liabilities	2,267	3,946

Total Liabilities	160,031	141,514

Stockholders’ Equity:
Preferred stock	—	—
Common stock	987	979
Additional paid-in capital	868,261	848,137
Treasury stock, at cost	(99,792)	(74,587)
Accumulated earnings	119,220	77,449
Accumulated other comprehensive income	19,465	3,428

Total Stockholders’ Equity	$908,141	$855,406

Total Liabilities and Stockholders’ Equity	$1,068,172	$996,920

Interactive Data Corporation Q206 Financial Results/8
INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended
	June 30,
	(Unaudited)
	2006	2005

Cash flows provided by (used in) operating activities:

Net income	$41,771	$46,095
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,316	19,755
Tax benefit from exercise of stock options and employee stock purchase plan	—	2,458
Excess tax benefits from stock- based compensation	(2,488)	—
Deferred income taxes	(1,298)	(649)
Amortization of discounts and premiums on marketable securities, net	130	1,453
Stock-based compensation	7,983	583
Other non-cash items, net	537	(67)
Changes in operating assets and liabilities, net	2,231	(16,421)

NET CASH PROVIDED BY OPERATING ACTIVITIES	72,182	53,207

Cash flows used in investing activities:

Purchase of fixed assets	(15,785)	(11,354)
Acquisition of business	(32,861)	—
Purchase and sale of marketable securities	(13,189)	(67,042)

NET CASH USED IN INVESTING ACTIVITIES	(61,835)	(78,396)

Cash flows provided by (used in) financing activities:

Purchase of treasury stock	(25,205)	(19,033)
Proceeds from exercise of stock options and employee stock purchase plan	9,304	9,702
Excess tax benefits from stock based compensation	2,488	—

NET CASH USED IN FINANCING ACTIVITIES	(13,413)	(9,331)

Effect of change in exchange rates on cash and cash equivalents	3,331	(3,267)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	265	(37,787)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	147,368	207,908

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$147,633	$170,121

Interactive Data Corporation Q206 Financial Results/9
RECONCILIATION OF NON-GAAP MEASURES
Revenue Before Effects of Foreign Exchange, Acquisition-Related Revenue, Intercompany
Eliminations Resulting from Acquisitions, and the Recognition of Reversed and Deferred Revenue
(In thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2006	2005	Change	2006	2005	Change
Revenue
Institutional Services
FT Interactive Data	$92,789	$87,734	5.8%	$182,561	$173,761	5.1%
ComStock	30,259	19,724	53.4%	56,937	47,458	20.0%
CMS BondEdge	8,076	8,120	-0.5%	16,167	16,069	0.6%

Institutional Services Total	131,124	115,578	13.5%	255,665	237,288	7.7%

Active Trader Services
eSignal	20,042	17,420	15.1%	38,930	35,362	10.1%

Active Trader Services Total	20,042	17,420	15.1%	38,930	35,362	10.1%

Total Revenue	151,166	132,998	13.7%	294,595	272,650	8.0%

Effects of Foreign Exchange	480	—	—	2,684	—	—

Non-GAAP Revenue before Effects of Foreign Exchange	151,646	132,998	14.0%	297,279	272,650	9.0%

Revenue — Quote.com	(3,074)	—	—	(3,879)	—	—

Revenue — IS.Teledata	(11,957)	—	—	(19,821)	—	—

Non-GAAP Revenue before Effects of Foreign Exchange and Acquisition-Related Revenue	$136,615	$132,998	2.7%	$273,579	$272,650	0.3%

Intercompany Eliminations Resulting from Acquisitions	—	(856)		(288)	(1,723)

Non-GAAP Revenue before Effects of Foreign Exchange, Acquisition-Related Revenue and Intercompany Eliminations Resulting from Acquisitions	$136,615	$132,142	3.4%	$273,291	$270,927	0.9%

Recognition of Revenue Reversed and Deferred in the Fourth Quarter of 2004	—	—	—	—	(8,122)	—

Non-GAAP Revenue before Above Factors	$136,615	$132,142	3.4%	$273,291	$262,805	4.0%

Interactive Data Corporation Q206 Financial Results/10
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
Total Costs and Expenses Before Effects of Stock-Based Compensation Expense, Acquisition-related Total Costs and Expenses, Effects of Foreign Exchange, and Recognition of Reversed and Deferred Costs and Expenses
(In thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2006	2005	Change	2006	2005	Change

Total Costs & Expenses	$115,797	$97,844	18.3%	$227,333	$201,338	12.9%

Incremental Stock-based Compensation Expense	(3,270)	—	—	(6,836)	—	—

Total Costs & Expenses — Quote.com	(2,085)	—	—	(2,611)	—	—

Total Costs & Expenses — IS.Teledata	(11,584)	—	—	(22,166)	—	—

Effects of Foreign Exchange	369	—	—	2,108	—	—

Non-GAAP Total Costs & Expenses Before Acquisition-related Costs and Effective of Foreign Exchange	$99,227	$97,844	1.4%	$197,828	$201,338	-1.7%

Recognition of Costs & Expenses Reversed and Deferred in the Fourth Quarter of 2004	—	—	—	—	(6,702)	—

Non-GAAP Total Costs & Expenses Before Above Factors	$99,227	$97,844	1.4%	$197,828	$194,636	1.6%

Interactive Data Corporation Q206 Financial Results/11
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
Income from Operations Before Effects of Acquisitions and related Intercompany Eliminations, Foreign Exchange, Stock-Based Compensation Expense, and Recognition of Reversed and Deferred Revenue and Costs and Expenses
(In thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2006	2005	Change	2006	2005	Change
Non-GAAP Revenue before Above Factors	$136,615	$132,142	3.4%	$273,291	$262,805	4.0%

Non-GAAP Total Costs & Expenses Before Above Factors	$99,227	$97,844	1.4%	$197,828	$194,636	1.6%

Non-GAAP Operating Profit from Core Businesses	$37,388	$34,298	9.0%	$75,463	$68,169	10.7%